December 7, 2004

INNOVATIVE DRUG DELIVERY SYSTEMS AND INTRAC COMPLETE MERGER AND RAISE $18 MILLION IN FINANCING

NEW YORK, New York -- December 7, 2004 -- Intrac, Inc. (OTC BB: ITRD) and Innovative Drug Delivery Systems, Inc. ("IDDS") today announced the two companies have consummated a merger.

The transaction was completed by the merger of a wholly-owned subsidiary of Intrac, Inc. with the specialty pharmaceutical company IDDS, a private company, with IDDS remaining as the survivor corporation and a wholly-owned operating subsidiary of Intrac. IDDS also announced that it closed an $18 million private placement of its common stock priced at $3.00 per share. Rodman & Renshaw served as the exclusive placement agent for IDDS.

"I am pleased to reach this milestone in the development of our company. Institutional investment in our company strengthens our access to broad capital markets and facilitates our clinical development programs as they move towards commercialization," said Dr. Fred Mermelstein, President and CEO of IDDS.

"As IDDS's Chief Medical Officer, I look forward to bringing our three late stage products to a wide range of patients and clinicians. This transaction brings us closer to the day when pain sufferers can benefit from a greater variety of simple, cost effective products for pain relief." said Dr. Daniel Carr, CMO of IDDS.

On the merger, historical IDDS stockholders received approximately 71.5% of Intrac's outstanding shares, the investors in IDDS's $18 million private placement received approximately 24.0% of Intrac's outstanding shares and the existing Intrac equityholders received approximately 4.5% of Intrac's outstanding shares. In addition, IDDS officers and directors will replace Intrac officers and directors and Intrac will implement IDDS's business plan.

About Innovative Drug Delivery Systems, Inc.

IDDS is a specialty pharmaceutical company, applying innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target currently unmet and underserved medical needs in the pain management market.

IDDS's product candidates address the market segment for prescription medications used to treat acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post operative pain, orthopedic injury, procedural pain, burn pain, and trauma. Their product candidates offer enhanced pain relief, fewer adverse side effects and faster relief of pain compared to other currently available treatments.


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IDDS has three late stage product candidates in clinical development:
Dyloject(TM), Rylomine(TM) and PMI-150.

Additional information on IDDS can be found at http://www.IDDS.com

Forward Looking Safe Harbor Statement:

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement.

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CONTACT: Innovative Drug Delivery Systems Inc., New York, NY

Douglas A. Hamilton, 212-554-4275 (CFO)

SOURCE:  Innovative Drug Delivery Systems, Inc.